Exhibit (a)(1)(iv)

[Form of Confirmation E-mail]

To:	Participating Emmis Communications Corporation Employee

From:	Scott Enright, Executive Vice President, General Counsel and Secretary

Date:            , 2013

This message confirms that Emmis has received your Election to participate in the Emmis Offer to Exchange Certain Outstanding Options.

Thank you.

2267252.1